Exhibit 99.1

NEWS RELEASE January 21, 2016

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES NEW
$5.5 BILLION CREDIT FACILITY

January 21, 2016  -  HOUSTON, TEXAS  -  Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has completed a new $5.5 billion Senior Unsecured Credit Facility (“New Facility”), consisting of a $2.5 billion Senior Unsecured Revolving Credit Facility (“Revolver”) maturing on January 21, 2021, a $1.0 billion Senior Unsecured 364-Day Revolving Credit Facility (“364-Day Facility”) maturing on January 19, 2017, and a $2.0 billion Senior Unsecured Term Loan A Facility (“Term Loan A”) maturing on January 21, 2021.  The 364-Day Facility and Term Loan A were fully drawn at closing, and $855 million was drawn on the Revolver at closing.    At closing, there was approximately $1.6 billion in availability under the Revolver.
The New Facility bears interest at a per annum rate equal to LIBOR plus 1.125% to 2.000%, based on Crown Castle’s senior unsecured debt rating.
The proceeds of the loans under the New Facility, together with cash on hand, were used to repay all outstanding borrowings under the existing Senior Secured Credit Facility of Crown Castle Operating Company (“Existing Facility”).  As of September 30, 2015, the Existing Facility consisted of a $2.2 billion revolving credit facility, of which $1.0 billion of borrowings was outstanding, and $2.9 billion of term loans outstanding.  Crown Castle’s full year 2016 Outlook for interest expense remains $517 million to $537 million, which is unchanged from its previously provided Outlook.
Additional details regarding the New Facility will be available in Crown Castle’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or prior to January 27, 2016.

The Foundation for a Wireless World.

CrownCastle.com

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 15,000 small cell nodes supported by approximately 16,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets.  For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward Looking Statements
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding interest expense.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission.  The term “including”, and any variation thereof, means “including, without limitation”.

The Foundation for a Wireless World.

CrownCastle.com